Exhibit 10.2

OnCure Holdings, Inc.

2012 Senior Leadership Incentive Plan

A.            Purpose

The purpose of the Senior Leadership Incentive Plan (the “Plan”) is to reward the senior leadership team of OnCure Holdings, Inc. and/or its subsidiaries, (the “Company”) for enhancing the value of the Company.

B.            Eligible Participants

The Participants are identified in Schedule A.  The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) has sole discretion in identifying the Participants and retains the right to modify the Plan.

A Participant is eligible to receive an annual bonus payment earned for the full year of 2012 provided that the Participant is employed by the Company for the entirety of 2012. A Participant who commences employment with the Company subsequent to January 1, 2012 is eligible for a pro-rated portion of the incentive bonus as long as the Participant is employed by the Company on or before October 1, 2012. In addition, the Participant must be an employee of the Company on the date that annual bonus payments are declared by the Compensation Committee pursuant to Section E below in order to receive a bonus payment under the Plan.

C.            Term of the Plan

The Plan is effective as of January 1, 2012 and governs annual incentive bonus payments to Participant’s related to the 2012 calendar year.

D.            Target Bonus

The Target Bonus is the product of a Participant’s base salary (the higher of base salary stated in a Participant’s employment agreement; or actual gross base salary paid in 2012) multiplied by a percentage of the Participant’s base salary as agreed to by the Compensation Committee or established in an employment agreement or written offer letter with a Participant.

E.             Payment Schedule

The Company will calculate the annual bonus based on final 2012 financial results.  The payment of the annual bonus will be made within thirty (30) days of the earlier of the following:  (1) the completion of the annual audit of the Company’s financial statements by its independent auditors; or (2) declaration of bonuses by the Compensation Committee.   In the event of a Change of Control (as defined in the Company’s Equity Incentive Plan adopted August 18, 2006), pro rata bonuses will be paid to the Participants employed by the Company on the date of the Change of Control.

Other Terms and Conditions

1)              The Compensation Committee of the Company’s Board of Directors governs the Plan.  If any disagreements arise regarding the interpretation of the provisions of the Plan, the Compensation Committee has the sole discretion to interpret the Plan’s provisions.

2)              The Compensation Committee has the right to grant discretionary payments under the Plan at its sole discretion.

3)              The Plan sets forth the entire Senior Leadership Incentive Plan for the 2012 calendar year and supersedes all prior and contemporaneous oral and written agreements (other than written employment agreements or commitments in written offer letters), understandings, and representations, if any, with respect to the components of a Participant’s bonus and/or the calculation and payment of a Participant’s bonus.

F.             Threshold for Calculation

If the Company meets 92% of the Adjusted 2012 EBITDA Target (the “Target”), as defined below, a bonus pool will be accrued to fund bonuses under the Plan. The amount of the bonus pool will equal 50% of the amount by which 2012 Adjusted EBITDA exceeds 92% of the Target.

•                  For purposes of the Plan, the Target is defined as earnings before interest, taxes, depreciation and amortization, excluding:

i)                 Costs agreed to by the Administrative Agent (GE) for the Company’s revolving credit agreement, and

ii)              any unbudgeted costs approved by the Compensation Committee or the Board of Directors.

•                  The Target, as set forth by the Company’s 2012 Budget, is $34,056,000.

•                  The total potential target bonus amount is not to exceed $1,289,216.

•                  If the Company does not meet 92% of the Target, no bonus will be paid under the Plan.

•                  Adjustments to the Target will be made for acquisitions made during the year in amounts agreed upon by the Compensation Committee and Executive Management of the Company.

•                  Adjustments to the Target will be made for any capital expenditures that exceed the capital expenditure budget for fiscal 2012 in amounts agreed upon by the Compensation Committee and Executive Management.

G.                                     Methodology

1)              Target Bonus Criteria for CEO, COO, CFO, GC, CIO, and Director of HR (“Senior Officers”).

Bonus potential for the Senior Officers is contingent upon satisfactory achievement of goals and objectives mutually established for this fiscal year and which are subject to review and approval by the Compensation Committee.  100% of the bonus potential for the Senior Officers is discretionary and will be determined by the Compensation Committee.

2)              Target Bonus Criteria for Regional Vice Presidents

•	Center Based Annual -EBITDA Actual Annual Performance to Budget	35%
•	Same Store Census -Growth Annual Performance to Prior Year Actual (Average)	25%
•	Same Store IMRT Utilization Actual Annual Performance to Budget	15%
•	Same Store IGRT Utilization Actual Annual Performance to Budget	5%

•	Staffing Management - FTEs per Census Actual Annual Performance to Prior Year (Average)	10%
•	Executive Leadership Qualitative/Quantitative by COO (Discretionary)	10%

3)              Target Bonus Criteria for All Others

Bonus potential for all other Participants is contingent upon satisfactory achievement of goals and objectives mutually established for this fiscal year and which are subject to review and approval by the Compensation Committee.

•                  50% of the bonus potential is non-discretionary.

•                  50% of the bonus potential is discretionary and based on the achievement of performance objectives. The Compensation Committee will determine the amount of discretionary bonuses in consultation with Executive Management.